EXHIBIT 99.5

                              CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT ("Agreement") is made and executed as of the effective date of the 4th day of January 2001, by and between eClickMD, Inc. located at 201 E. Main Brady, Texas (hereinafter the "Company" or "eClickMD"), and Eugene Fry ("Consultant"), a principal of Conduro Ventures, L.L.C. located at 2301 S. Mopac, Suite 304, Austin, Texas 78746 and is made with respect to the following facts:

A. Consultant represents that he possesses the knowledge, experience and ability to advise the Company in its business development, e-commerce research and product development, advising and developing internet related training and product implementation, marketing and strategic alliances development program, targeting candidates as potential business, channel or development partners and performing related services, to identify and secure additional management and members of the Board of Advisors and Board of Directors and audit committee members of the Company.

B. The parties have entered into this Agreement for the purpose of setting forth the terms of consultancy of Consultant by the Company and believe that it is in their mutual best interests to enter into a consultant agreement pursuant to the terms hereinafter set forth.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

1. Scope of Representation. Company grants Consultant permission to act on Company's behalf in assisting Company in its business development, e-commerce research and product development, advising and developing internet related training and product implementation, marketing and strategic alliances development program, targeting candidates as potential business, channel or development partners and performing related services, to identify and secure additional management and members of the Board of Advisors and Board of Directors and audit committee members of the Company. Consultant's services shall be provided on a non-exclusive basis. Consultant shall provide his services on a best efforts basis. These advisory and development services include the following:

         a. Assist and advise and perform research in business areas which may benefit the business goals of the Company and may provide value and benefits to it's customers and clients.

         b. Assist, advise and develop business relationships with potential business, channel or development partners and seek other strategic relationships with medical or technology companies that may have similar business interest to the Company.

         c. Advise the Company in implementing its business strategy during the term, which will include: business development services, e-commerce research and product development, advising and developing internet related training and product implementation, marketing and strategic alliances development program, assisting in development of business and marketing models and assisting legal, accounting, marketing and technology departments in developing appropriate business and e-commerce procedures and documents, identifying and securing additional management and members of the Board of Advisors and Board of Directors.

In conducting the forgoing efforts, Consultant will rely upon eClickMD to provide all necessary information regarding the Company and its business plan. You will furnish Consultant with all relevant material regarding the business and financial condition of the Company that will be accurate and complete in all material respects at the time furnished and will represent your best estimates of future performance. Consultant will be relying, without independent verification, on the accuracy and completeness of all financial and other information that is and will be furnished to us by you. Any advice rendered by Consultant pursuant to this letter may not be disclosed publicly in any manner without Consultant's prior written approval and will be treated by you and us as confidential.

Under no circumstances shall Consultant be required to provide any services pursuant to this Agreement that would require registration or other filings by it under any United States federal or state securities laws.

2. Consultant's Expenses. Throughout the term of this Agreement, Consultant shall provide the types of services set forth in Section 1 from time to time and upon the Company's reasonable request. Consultant shall perform such services at and from his principal place of business. Consultant shall be solely responsible for ordinary and reasonable expenses incurred during the course of its performance of this Agreement, such as by way of example, telephone and fax charges, copying charges and the like. The Company, upon prior approval, shall promptly reimburse Consultant for any reasonable expenses, including travel and lodging, that Consultant may incur on the Company's behalf in furtherance of this Agreement.

3. Independent Contractor; No Power to Bind. Consultant is not an employee of Company for any purpose whatsoever, but is an independent contractor. Company is interested only in the results obtained by the Consultant, who shall have, subject to the terms of this Agreement, sole control of the manner and means of performing under this Agreement. Consultant does not have the right or authority to create a contract or obligation either express or implied, on behalf of, in the name of or binding upon Company, or to pledge Company's credit, or to extend credit in the Company's name unless otherwise agreed in writing. Consultant shall have no right or authority to commit Company in any manner without the prior written consent of Company.

4. Compensation. Consultant shall be entitled to receive the following direct compensation:

         (a) Upon execution of this Agreement, Company shall pay Consultant seventy five thousand (75,000) common shares for ongoing services rendered effective the first business day of 2001 of the Company registered pursuant to form S-8 for the initial term of this Agreement in order to advise and achieve the objectives of the Company; and,

         (b) Warrants to purchase sixty thousand (60,000) common shares of the Company for a term of one year at an exercise price of fifty cents ($.50) per share Company registered pursuant to form S-8, or if not available the next registration of common shares by the company in the form of an SB-2 or other registration statements, for the initial term of this Agreement in order to advise and achieve the objectives of the Company; and,

         (c) Warrants to purchase one seventy-five thousand (75,000) common shares of the Company for a term of two years at an exercise price of seventy-five cents ($.75) per share Company registered pursuant to form S-8, or if not available the next registration of common shares by the company in the form of an SB-2 or other registration statements, for the initial term of this Agreement in order to advise and achieve the objectives of the Company; and,

         (d) For services rendered during the last quarter of 2000 by the Consultants to the Company, options to purchase ninety-five thousand (95,000) common shares of the Company under terms and conditions allowed under the 2000 Stock Option Plan adopted by the company and previously approved by the Shareholders

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

5.       Term.    The initial term of this Agreement shall be for a term of nine
(9) months.

6. Warranties and Representations. Consultants' advisory services are provided on a best efforts basis and are based on his personal experience and expertise. There are no guarantees, warranties or representations of any kind that Consultant's advise or services will produce any specific results for the benefit of the Company. Actual results may substantially and materially differ from those suggested by Consultant or included in the Exhibits attached hereto. Consultant represents and warrants to Company that (a) he is under no contractual restriction or other restrictions or obligations that are inconsistent with this Agreement, the performance of his duties and the covenants hereunder, and (b) he is under no physical or mental disability that would interfere with his keeping and performing all of the agreements, covenants and conditions to be kept or performed hereunder.

Consultant agrees that he has not been retained for any of the following activities or purposes:

         (a) For capital raising or for promotional activities regarding the Company's securities:

         (b) To directly or indirectly promote or maintain a market for the Company's securities.

         (c) To act as a conduit to distribute S-8 Securities to the general public.

         (d) To render investor relations services or shareholder communications services to the Company.

         (e) To render advice to the Company regarding the arrangement or effecting of mergers involving the Company that have the effect of taking a private company public.

7. Notice. Except as otherwise specifically provided, any notices to be given hereunder shall be deemed given upon personal delivery, upon the next business day immediately following the day sent if sent by overnight express carrier, or upon the third business day following the day if sent by fax and separately by postage prepaid by certified or registered mail, return receipt requested, to the following addresses (or such other address as shall be specified in any notice given):

         In case of Consultant:             Eugene Fry
                                            2301 S. Mopac, Suite 304
                                            Austin, Texas 78746

         In case of Company:                eClickMD, Inc.
                                            201E. Main
                                            Brady, Texas 76825
                                            Attn.:  Bob Rice

8. Waiver of Breach. The waiver by a party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of this Agreement.

9. Assignment. Except as otherwise provided herein, the rights and benefits of the parties contained in this Agreement shall inure to the benefit of and be binding upon the successors, assigns, administrators, and personal representatives of the parties hereto. Consultant's duties under this Agreement shall be non-delegable without the prior written consent of the Company. Neither party shall have the right to assign this Agreement or any obligation set forth hereunder without the written consent of the other party, which consent shall not be unreasonably withheld; provided however, that Consultant may without such consent assign any or all rights to any compensation hereunder if accomplished in compliance with Section 18 hereof and in accordance with any and all applicable laws.

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

10. Compliance with Law. During the term, Consultant shall comply with all laws and regulations applicable to Consultant in the conduct of his business.

11. Arbitration. Any controversy or claim arising out of or relating to any interpretation, breach or dispute concerning any of the terms or provisions of this Agreement, which disagreement is not settled within thirty days after it arises, shall be settled by binding arbitration in Texas in accordance with the laws of the State of Texas and under the rules then obtaining of the American Arbitration Association and judgment upon the award rendered in said arbitration shall be final and may be entered in any court of the State of Florida having jurisdiction thereof. Any party hereto may apply for such arbitration.

12. Attorneys Fees. In the event that an action at law or in equity is brought to enforce the provisions of this Agreement or to prevent a breach thereof, the successful party in such action or arbitration proceeding shall be entitled to an award of attorney's fees and other costs as shall be established by the court or pursuant to a binding arbitration proceeding.

13. Hold Harmless & Indemnification. The Company shall hold Consultant harmless from and against and shall indemnify him for any liability, loss, cost, expenses or damages, including attorney's fees, howsoever caused by reason of any injury or loss sustained by or to any person or property by reason of any alleged wrongful act, misrepresentation or omission except for gross negligence, willful misconduct or malfeasance and it shall pay all sums to be paid or discharged in case of any action or any such damages or injuries relating to the subject matter of this Agreement or services or obligations rendered hereunder.

14. Applicable Law. This Agreement shall be construed as a whole and in accordance with its fair meaning. This Agreement shall be interpreted in accordance with the laws of the State of Texas.

15. Entire Agreement. This Agreement, together with the documents and exhibits referred to herein, embodies the entire understanding among the parties and merges all prior discussions or communications among them, and no party shall be bound by any definitions, conditions, warranties, or representations other than as expressly stated in this Agreement, or as subsequently set forth in writing, signed by the duly authorized representatives of all of the parties hereto. This agreement, when executed shall supercede and render null and void any and all preceding oral or written understandings and agreements.

16. No Oral Change; Waiver. This Agreement may only be changed, modified, or amended in writing by the mutual consent of the parties hereto. The provisions of this Agreement may only be waived in or by a writing signed by the party against whom enforcement of any waiver is sought.

17. Conflict of Interest. Company acknowledges that, in the course of Consultant's non-exclusive services and the term, Consultant may now or in the future have certain potential or actual conflicts of interest. Without the Company's written consent, Consultant shall not engage in any transaction that may result in any actual or potential conflicts to the extent such conflicts may reasonably prove to be substantially and materially injurious to the Company. Notwithstanding any provision contained in this Agreement to the contrary, if Consultant so engages without such consent in any transaction with any third party that may reasonably result in such injury to the Company, then the Company may terminate this Agreement immediately upon written notice and thereafter, the Company shall have no further obligation to compensate Consultant hereunder.

18. Termination. Either party may terminate this agreement with cause with thirty days prior written notice. Cause shall be defined to include gross negligence or malfeasance, which arises in connection with fulfilling the obligations of this Agreement.

19. Severability. If any provision of this Agreement shall be held or deemed to be, or shall in fact be, inoperative or unenforceable as applied in any particular case because it conflicts with any other provision or provisions hereof, or any constitution or statute or rule of public policy, or for any other reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable to any extent whatsoever. The invalidity of any one or more phrases, sentences, clauses, sections or subsections of this Agreement shall not affect the remaining portions of this Agreement.

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

20. Interpretation. Each of the parties acknowledge that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with consent and upon the advice of said independent counsel. Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto shall be deemed the work product of the parties and may not be construed against any party by reason of its preparation. Accordingly, any rule of law, including but not limited to any decision that would require interpretation of any ambiguities in this Agreement against the party that drafted it, is of no application and is hereby expressly waived. The provisions of this Agreement shall be construed as a whole and in accordance with its fair meaning to affect the intentions of the parties and this Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the effective date indicated above.


         COMPANY:           eClickMD , Inc.


                                by: /s/ MARION R. RICE
                                    --------------------------
                                    Marion R. Rice

         CONSULTANT:        Eugene Fry


                                by: /s/ EUGENE FRY
                                    --------------------------
                                    Eugene Fry


                          CONSULTING AGREEMENT ADDENDUM

THIS ADDENDUM TO THE CONSULTING AGREEMENT dated January 4th, 2001 ("The Agreement") is made and executed as of the effective date of the 10th day of April 2001, by and between eClickMD, Inc. located at 201 E. Main Brady, Texas (hereinafter the "Company" or "eClickMD"), and Eugene Fry ("Consultant"), a principal of Conduro Ventures, L.L.C. located at 2301 S. Mopac, Suite 304, Austin, Texas 78746 and is made with respect to the following facts:

A. This Addendum to the Consulting Agreement shall include all of the terms and conditions set forth in The Agreement originally entered into between the Parties unless otherwise stated herein.

B. For additional services rendered to the Company, the Consultant shall be granted warrants to purchase one hundred thousand shares (100,000) of the Company's common stock with an exercise price of $0.75 per share with a term of two (2) years from the effective date of this agreement addendum.


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the effective date indicated above.


         COMPANY:           eClickMD , Inc.


                               by: /s/ MARION R. RICE
                                   ---------------------------
                                   Marion R. Rice


         CONSULTANT:        Eugene Fry


                               by: /s/ EUGENE FRY
                                   ---------------------------
                                   Eugene Fry

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